Exhibit 99

Media Contact:

Bob Sherbin, (858) 848 3886

robert.sherbin@gateway.com

Investor Contact:

Marlys Johnson, (605) 232 2709

marlys.johnson@gateway.com

FOR IMMEDIATE RELEASE

GATEWAY REPORTS SECOND QUARTER RESULTS

•	GAAP net loss of 91 cents per share, including 78 cents per share for restructuring, transformation and integration costs.

•	Lowest non-GAAP net loss in 10 quarters of 13 cents per share, beats mean consensus of 14 cents.

•	PC sales of 795,000 units rose 62 percent from a year earlier to highest level in 11 quarters, reflecting the acquisition of eMachines.

•	Best Buy to sell Gateway-branded desktops and notebooks.

Poway and Irvine, Calif., July 22, 2004 — Gateway, Inc. today reported results for its second quarter ended June 30.

On a GAAP basis, the company reported a net loss of $339 million, or 91 cents per share. This compares with a net loss of $172 million in the first quarter, or 51 cents per share, and a net loss of $73 million a year earlier, or 22 cents per share. Included in the second quarter is $289 million in restructuring, transformation and integration costs, which are part of the previously announced costs in these areas for the full year. In the first quarter, restructuring, transformation and integration costs were $104 million; there were no such costs a year earlier.

On a non-GAAP basis, the net loss was $49 million, Gateway’s smallest non-GAAP net loss in 10 consecutive quarters. This compares with a net loss of $81 million in the first quarter and a net loss of $73 million a year earlier.

The non-GAAP loss was 13 cents per share for the quarter, compared with a loss of 24 cents in the first quarter and 22 cents a year earlier. All non-GAAP financial information in this release is reconciled to GAAP in the attached Analysis of Consolidated Condensed Statement of Operations.

Revenue amounted to $838 million in the second quarter, compared with $868 million in the prior quarter and $800 million a year earlier. The figure is below the $860 million to $880 million revised guidance, due primarily to the delay of certain deliveries in the Professional segment into the first several weeks of July.

“We are pleased with the strong demand for our products and are firmly on track to get Gateway back to profitability in 2005,” said Wayne Inouye, Gateway’s president and chief executive officer. “We are making excellent progress in widening the distribution of Gateway products, in streamlining our organizational structure and processes, and in reducing operating and administrative costs.”

Progress on three fronts

Mr. Inouye said he was optimistic about continued growth in PC unit sales. He noted that Best Buy will carry Gateway-branded notebooks and desktops, beginning in the third quarter. Gateway products are being positioned as a premium brand, while eMachines, which has long been available at retail outlets, remains a brand for value-oriented consumers. (See separate press release.)

In addition to Best Buy, Gateway is in talks with other leading retailers to offer Gateway-branded products and expects further announcements in the weeks ahead. The PC line is initially being emphasized. Consumer electronics products that serve a role in the convergence trend will continue to be developed and marketed, while certain other products reaching the end of their natural life cycle are being phased out.

Mr. Inouye said the company continues to make good progress in lowering its cost structure, which is reflected in sharply lower selling, general and administrative costs (SG&A) costs before restructuring, transformation and integration costs. Costs are expected to continue to trend lower as further measures are implemented to improve efficiency in such areas as IT, operations and staff functions. He reiterated the company’s commitment to drive SG&A to below 10 percent of revenue as it exits 2004.

Mr. Inouye also noted that the company has largely completed the implementation of a new organizational design which reflects simplified, streamlined processes to support its business segments. As previously announced, by year-end, total headcount will be below 2,000, compared with 3,400 at the end of the second quarter and about 8,500 a year earlier.

Quarterly sales

Gateway’s revenue was $838 million in the second quarter, down 4 percent sequentially and up 5 percent year-on-year. The sequential decline was due to the closure of Gateway’s retail stores and seasonal trends in consumer sales. The year-on-year increase was due to the full-quarter addition of eMachines, partially offset by the closure of Gateway’s stores. CE and non-PC represented 22 percent of total revenue in the second quarter, compared with 30 percent in the first quarter and 28 percent a year earlier.

Gateway sold 795,000 PC units in the second quarter, up 32 percent sequentially and up 62 percent year-on-year, the highest level in 11 quarters. The quarterly and year-on-year increase was the result of the merger with eMachines, partially offset by the closure of Gateway’s stores. The average unit price (AUP) for PCs was $827 in the second quarter, compared to $1,006 last quarter, largely due to lower AUPs on eMachines systems.

Business Unit Performance

Following the eMachines acquisition, management has realigned the company’s business units to include Professional, Retail and Direct Sales segments.

In the Professional segment – which includes small-to-mid-size enterprise, education and public-sector sales – revenue totaled $318 million, up 36 percent from the previous quarter, and PC sales amounted to 244,000 units, up 54 percent. The increase reflects seasonal demand in the educational, and state and local government markets, partially offset by a higher quarter-end backlog position. Contribution income grew to $15 million from $7 million in the first quarter, due to strong sales growth, partially offset by intense price competition, particularly in the public sector.

In the Retail segment — which includes third-party retail and international sales – revenue totaled $306 million, up 82 percent from the previous quarter. PC sales rose to 459,000 units, up 96 percent sequentially. The increases reflect the acquisition of eMachines, which was included for only 20 days during the first quarter. Contribution income was breakeven compared with $1 million in the previous quarter, reflecting higher rebate costs due to increased rebate-redemption rates, which are being experienced in much of the industry. Contribution income in the first quarter reflected the negative impact of purchase accounting on margins. The company expects that retail margins will be higher in the third quarter and beyond due to changes in the rebate structure.

It is anticipated that as Gateway’s international business expands, this segment will eventually be reported separately.

In the Direct Sales segment — which includes consumer and small business sales by phone and web, as well as the contribution of Gateway stores which were closed on April 9 — revenue totaled $214 million, off 54 percent from the previous quarter, with PC sales of 92,000 units, down 57 percent sequentially. The decline reflects the closure of all of Gateway’s stores, as well as seasonal declines in phone and web sales. Contribution income improved to a $1 million profit from a loss of $23 million in the previous quarter, reflecting cost reductions associated with the closure of Gateway’s stores, which more than offset the lost margin from the stores.

Pre-tax loss

Gross margin narrowed to 1.9 percent (including 7.3 percentage points impact from restructuring, transformation and integration costs), compared with 12.5 percent sequentially (including 1.2 percentage points impact from these costs) and 17.2 percent in the second quarter of 2003.

Excluding restructuring, transformation and integration costs, gross margin declined 4.5 percentage points sequentially due to a significantly higher mix of third-party retail sales, closure of the Gateway stores, strong competition in the Professional segment and the effect of excess inventory sales at reduced margins. However, the lower gross margin position was more than offset by reduced SG&A costs after restructuring, transformation and integration expenses.

SG&A amounted to $354 million in the second quarter, including $228 million for restructuring, transformation and integration costs. This compares with SG&A in the first quarter of $296 million (including $93 million in such costs) and in the year-earlier period of $212 million.

On an operating basis — which excludes restructuring, transformation and integration costs — SG&A declined to $125 million, down $78 million from the first quarter and down $87 million from a year earlier, driven by the closure of retail stores, headcount reductions, and IT cost rationalization. On this basis, SG&A as a percent of revenue declined to 15 percent from 23 percent in the first quarter and 27 percent a year earlier.

Pre-tax loss was $336 million, compared with $182 million in the first quarter and $70 million a year earlier. Pre-tax loss before restructuring, transformation and integrations costs was $46 million, compared with $78 million in the first quarter and $70 million a year earlier.

Restructuring, transformation and integration costs

Gateway incurred restructuring, transformation and integration costs of $289 million in the quarter. These are consistent with the upper end of the range of previously announced restructuring, transformation and integration costs for the full year of $425 million to $475 million, which includes $25 million from prior year restructuring. Approximately 85 percent of these charges were incurred during the first and second quarters of 2004.

Cash and marketable securities

Gateway exited the quarter with $780 million in cash and marketable securities compared with $932 million in the first quarter and $1.169 billion in the year-earlier period. The $152 million decline from the previous quarter primarily reflects the impact of the merger, restructuring and transformation costs and the operating loss.

Outlook

Gateway anticipates revenue of $900 million to $950 million in the third quarter, based on an expected increase in third-party retail sales due to new product and distribution introductions. Including restructuring, transformation and integration costs, which are expected at $40 million to $60 million in the quarter, the EPS loss is anticipated to be 19 to 24 cents. Excluding these costs, the loss is anticipated at 7 cents to 9 cents per share.

The company reiterated its objective of being profitable for 2005.

Conference call information

Gateway will host a conference call for analysts on Thursday, June 22 at 5:30 pm EST/2:30pm PST which will be accessible via live audio webcast at http://www.gateway.com.

Certain non-GAAP financial information

This press release contains certain non-GAAP financial information, including disclosure of the portion of the company’s SG&A, gross margins and net loss relating to, or affected by, certain restructuring charges, transformation expenses and integration expenses. This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. This non-GAAP financial information is used by management to analyze the company’s baseline performance before charges and expenses that are considered by management to be outside of Gateway’s core operating results, notwithstanding the fact that such restructuring, transformation and integration expenses may be recurring. This non-GAAP information is among the primary indicators management uses as a basis for evaluating Gateway’s financial performance as well as for forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for reported results determined in accordance with GAAP.

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

Gateway, Inc.

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Net sales	$837,592	$799,639	$1,705,975	$1,644,090
Cost of goods sold	821,534	661,981	1,581,588	1,400,198

Gross profit	16,058	137,658	124,387	243,892
Selling, general, and administrative expenses	353,549	212,266	649,573	520,613

Operating loss	(337,491)	(74,608)	(525,186)	(276,721)
Other income, net	1,700	4,825	7,867	9,239

Loss before income taxes	(335,791)	(69,783)	(517,319)	(267,482)
Benefit for income taxes	—	—	12,785	—

Net loss	$(335,791)	$(69,783)	$(504,534)	$(267,482)
Preferred stock dividends and accretion	(2,790)	(2,784)	(5,579)	(5,566)

Net loss attributable to common stockholders	$(338,581)	$(72,567)	$(510,113)	$(273,048)

Basic and diluted net loss per share	$(0.91)	$(0.22)	$(1.44)	$(0.84)

Basic and diluted weighted average shares outstanding	372,436	324,072	353,918	324,072

Gateway, Inc.

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	June 30, 2004	December 31, 2003
ASSETS:
Current assets:
Cash and cash equivalents	$271,532	$349,101
Marketable securities	508,354	739,936
Accounts receivable, net	257,266	210,151
Inventory	196,825	114,136
Other	216,704	250,153

Total current assets	1,450,681	1,663,477
Property, plant, and equipment, net	149,202	330,913
Intangibles, net	105,825	13,983
Goodwill	155,626	—
Other assets	9,287	20,065

	$1,870,621	$2,028,438

LIABILITIES AND EQUITY:
Current liabilities
Accounts payable	$508,814	$415,971
Accrued liabilities	339,617	277,455
Accrued royalties	47,394	48,488
Other current liabilities	242,792	257,090

Total current liabilities	1,138,617	999,004
Other long-term liabilities	125,387	109,696

Total liabilities	1,264,004	1,108,700
Series C preferred stock	198,878	197,720
Stockholders’ equity	407,739	722,018

	$1,870,621	$2,028,438

Gateway, Inc.

Analysis of Consolidated Condensed Statement of Operations

For the three months ended June 30, 2004

(in thousands, except per share amounts)

(unaudited)

	Results of Operations	Restructuring Charges (1)	Transformation and Integration Expenses (1)	Pro Forma Results of Operations, net of Restructuring Charges, Transformation and Integration Expenses (1)
Net sales	$837,592	$—	$—	$837,592
Cost of goods sold	821,534	58,320 (2)	2,837 (4)	760,377

Gross profit	16,058	(58,320)	(2,837)	77,215
Selling, general, and administrative expenses	353,549	202,790 (3)	25,367 (4)	125,392

Operating loss	(337,491)	(261,110)	(28,204)	(48,177)
Other income, net	1,700	—	—	1,700

Loss before income taxes	(335,791)	(261,110)	(28,204)	(46,477)
Provision for income taxes	—	—	—	—

Net loss	$(335,791)	$(261,110)	$(28,204)	$(46,477)
Preferred stock dividends and accretion	(2,790)	—	—	(2,790)

Net loss attributable to common stockholders	$(338,581)	$(261,110)	$(28,204)	$(49,267)

Net loss per share	$(0.91)	$(0.70)	$(0.08)	$(0.13)

(1)	This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.
(2)	Represents the write-down of inventory resulting from the closure of our stores and a further write-down of an asset classified as held for sale in a previous restructuring.
(3)	Represents costs associated with the lease obligations, net of recoveries and other costs associated with the retail stores closed during the quarter, the write-down of capital assets, severance related costs and contract termination fees.
(4)	Represents redundant costs associated with the reintegration of previously outsourced activities and other expenses related to the Company’s integration following the acquisition of eMachines in the first quarter.

Gateway, Inc.

Analysis of Preliminary Consolidated Condensed Statement of Operations

For the three months ended March 31, 2004

(in thousands, except per share amounts)

(unaudited)

	Results of Operations	Restructuring Charges (1)	Transformation Expenses (1)	Taxes (1)		Pro Forma Results of Operations, net of Restructuring Charges, Transformation Expenses and Taxes (1)
Net sales	$868,383	$—	$—	$—		$868,383
Cost of goods sold	760,054	4,905 (2)	5,803 (4)	—		749,346

Gross profit	108,329	(4,905)	(5,803)	—		119,037
Selling, general, and administrative expenses	296,024	75,876 (3)	17,021 (4)	—		203,127

Operating loss	(187,695)	(80,781)	(22,824)	—		(84,090)
Other income, net	6,167	—	—	—		6,167

Loss before income taxes	(181,528)	(80,781)	(22,824)	—		(77,923)
Benefit for income taxes	(12,785)	—	—	12,785	(5)	—

Net loss	$(168,743)	$(80,781)	$(22,824)	$12,785		$(77,923)
Preferred stock dividends and accretion	(2,789)	—	—	—		(2,789)

Net loss attributable to common stockholders	$(171,532)	$(80,781)	$(22,824)	$12,785		$(80,712)

Net loss per share	$(0.51)	$(0.24)	$(0.07)	$0.04		$(0.24)

(1)	This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.
(2)	Represents costs related to the severance of employees and the closure of facilities.
(3)	Represents costs related to the closure of facilities and accelerated depreciation, and the severance of employees.
(4)	Represents redundant costs associated with the reintegration of previously outsourced activities and other expenses related to the Company’s transformation.
(5)	Represents an income tax benefit based on information received from tax authorities.